As filed with the Securities and Exchange Commission on July 30, 2008
Registration No. 333-45126

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
CLEAR CHANNEL COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	74-1787539 (I.R.S. Employer Identification No.)

200 East Basse Road
San Antonio, TX	78209
(Address of Principal Executive Offices)	(Zip Code)
Non-Qualified Stock Option Agreement with Dan H. Blanks;
Non-Qualified Stock Option Agreement with David B. Deniger;
Non-Qualified Stock Option Agreement with Jack D. Furst;
Non-Qualified Stock Option Agreement with Thomas O. Hicks;
Non-Qualified Stock Option Agreement with Michael Levitt;
Non-Qualified Stock Option Agreement with John R. Muse;
Non-Qualified Stock Option Agreement with Lawrence Stuart;
Non-Qualified Stock Option Agreement with Charles W. Tate;
Warrant Entitling R. Steven Hicks to Purchase 346,532 Shares of Common Stock;
Warrant Entitling R. Steven Hicks to Purchase 86,633 Shares of Common Stock;
Warrant Entitling R. Steven Hicks to Purchase 95,134 Shares of Common Stock;
Warrant Entitling R. Steven Hicks to Purchase 23,782 Shares of Common Stock;
Warrant Entitling R. Steven Hicks to Purchase 46,015 Shares of Common Stock;
Warrant Entitling R. Steven Hicks to Purchase 104,482 Shares of Common Stock;
Warrant Entitling R. Steven Hicks to Purchase 87,549 Shares of Common Stock;
Warrant Entitling R. Steven Hicks to Purchase 232,885 Shares of Common Stock;
Warrant Entitling William S. Banowsky, Jr. to Purchase 69,865 Shares of Common Stock;
Warrant Entitling Paul D. Stone to Purchase 69,865 Shares of Common Stock; and
Warrant Entitling D. Geoffrey Armstrong to Purchase 93,154 Shares of Common Stock
(Full title of the plans)
Mark P. Mays
Chief Executive Officer
Clear Channel Communications, Inc.
200 East Basse Road
San Antonio, TX 78209
(210) 822-2828
(Name and address of agent for service)
(Telephone number, including area code, of agent for service)
      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

SIGNATURES

Deregistration of Securities
     On September 1, 2000, Clear Channel Communications, Inc., a Texas corporation (the “Company”), filed a Registration Statement on Form S-8, File No. 333-45126 (the “Registration Statement”), registering 2,167,332 shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), issuable upon exercise of certain previously granted stock options and warrant agreements which were assumed by the Company in connection with its acquisition of AMFM Inc.
          On July 30, 2008, pursuant to the terms of the Agreement and Plan of Merger, dated as of November 16, 2006, by and among the Company, BT Triple Crown Merger Co., Inc. (“Merger Sub”), B Triple Crown Finco, LLC and T Triple Crown Finco, LLC (together with B Triple Crown Finco, LLC, the “Fincos”), as amended by Amendment No. 1 thereto, dated April 18, 2007, by and among the Company, Merger Sub and the Fincos, as further amended by Amendment No. 2 thereto, dated May 17, 2007, by and among the Company, Merger Sub, the Fincos and CC Media Holdings, Inc. (“Holdings”), and as further amended by Amendment No. 3 thereto, dated May 13, 2008, by and among the Company, Merger Sub, Holdings and the Fincos, Merger Sub merged with and into the Company, with the Company as the surviving entity (the “Merger”).
          In connection with the Merger, this Post-Effective Amendment No. 1 is being filed to deregister all shares of Common Stock registered under the Registration Statement that remain unissued.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on the 30th day of July, 2008.

CLEAR CHANNEL COMMUNICATIONS, INC.
By:	/s/ Mark P. Mays
Mark P. Mays
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, File No. 333-45126, has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark P. Mays Mark P. Mays	Chief Executive Officer and Director	July 30, 2008

/s/ Randall T. Mays* Randall T. Mays	President and Chief Financial Officer (Principal Financial Officer) and Director	July 30, 2008

/s/ Herbert W. Hill, Jr. Herbert W. Hill, Jr.	Senior Vice President/Chief Accounting Officer (Principal Accounting Officer)	July 30, 2008

/s/ L. Lowry Mays* L. Lowry Mays	Chairman	July 30, 2008

/s/ Alan D. Feld* Alan D. Feld	Director	July 30, 2008

/s/ Perry J. Lewis* Perry J. Lewis	Director	July 30, 2008

/s/ B. J. McCombs* B. J. McCombs	Director	July 30, 2008

/s/ Phyllis B. Riggins* Phyllis B. Riggins	Director	July 30, 2008

Signature	Title	Date

/s/ Theodore H. Strauss* Theodore H. Strauss	Director	July 30, 2008

/s/ J. C. Watts* J. C. Watts	Director	July 30, 2008

/s/ John H. Williams* John H. Williams	Director	July 30, 2008

/s/ John B. Zachry* John B. Zachry	Director	July 30, 2008

*	By Mark P. Mays pursuant to Power of Attorney.